Exhibit (e)(1)

August 3, 2009

Todd Modic
Senior Vice President
ING Investments, LLC
7337 E. Doubletree Ranch Road
Scottsdale, AZ  85258

Pursuant to the Amended Investment Management Agreement dated April 1, 2004 between ING Variable Portfolios, Inc. and ING Investments, LLC (the “Agreement”) we hereby notify you of our intention to retain you as Manager to render investment advisory services to ING Dow Jones Euro STOXX 50® Index Portfolio, ING FTSE 100 Index Portfolio, ING Japan Equity Index Portfolio, and ING Nasdaq 100 Index Portfolio (collectively, the “Portfolios”), each a series of ING Variable Portfolios, Inc., effective August 3, 2009.  Upon your acceptance, the Agreement will be modified to give effect to the foregoing as indicated on the Amended Schedule A of the Agreement.  The Amended Schedule A, with the annual investment management fees indicated for the Portfolios, is attached hereto.

Please signify your acceptance to act as Manager for the Portfolios by signing below where indicated.

Very sincerely,

/s/ Kimberly A. Anderson

Kimberly A. Anderson
Senior Vice President
ING Variable Portfolios, Inc.

ACCEPTED AND AGREED TO:
ING Investments, LLC

By: /s/ Todd Modic                              .
       Todd Modic
       Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Variable Portfolios, Inc.

AMENDED SCHEDULE A

with respect to the

AMENDED INVESTMENT MANAGEMENT AGREEMENT

between

ING VARIABLE PORTFOLIOS, INC.

and

ING INVESTMENTS, LLC

Series	Effective Date	Annual Investment Management Fee (as a percentage of average daily net assets)
ING BlackRock Science and Technology Opportunities Portfolio	2001	0.95%
ING Dow Jones Euro STOXX 50® Index Portfolio	August 3, 2009	0.60%
ING FTSE 100 Index Portfolio	August 3, 2009	0.60%
ING Global Equity Option Portfolio	August 20, 2008	0.10% on all assets
ING Hang Seng Index Portfolio	May 1, 2009	0.60%
ING Index Plus LargeCap Portfolio	2001	0.35%
ING Index Plus MidCap Portfolio	2001	0.40%
ING Index Plus SmallCap Portfolio	2001	0.40%
ING International Index Portfolio	March 4, 2008	0.38% on all assets
ING Japan Equity Index Portfolio	August 3, 2009	0.60%
ING Morningstar U.S. Growth Index Portfolio	April 28, 2008	0.31% on all assets
ING Nasdaq 100 Index Portfolio	August 3, 2009	0.45%

ING Opportunistic LargeCap Growth Portfolio	2001	0.60%
ING Opportunistic LargeCap Portfolio	2001	0.60%
ING Russell™ Global Large Cap Index 75% Portfolio	August 20, 2008	0.46% on all assets
ING RussellTM Large Cap Growth Index Portfolio	May 1, 2009	0.45%
ING RussellTM Large Cap Value Index Portfolio	May 1, 2009	0.45%
ING RussellTM Mid Cap Growth Index Portfolio	May 1, 2009	0.45%
ING Russell™ Large Cap Index Portfolio	March 4, 2008	0.25% on all assets
ING Russell™ Mid Cap Index Portfolio	March 4, 2008	0.31% on all assets
ING Russell™ Small Cap Index Portfolio	March 4, 2008	0.33% on all assets
ING Small Company Portfolio	2001	0.75%
ING U.S. Bond Index Portfolio	March 4, 2008	0.32% on all assets
ING U.S. Government Money Market Portfolio	October 31, 2008	0.35% on first $1 billion 0.325% on next $2 billion 0.30% in excess of $3billion
ING WisdomTreeSM Global High-Yielding Equity Index Portfolio	January 16, 2008	0.46% on all assets